Exhibit 10.1
U.S. Rare Earths, Inc.
Unique Materials, LLC
Secured Convertible Promissory Note

Notice of Conversion of U.S. Rare Earths, Inc. Shares of Common Stock to Unique Materials, LLC

Notice is hereby given by Unique Materials, LLC as Holder to U.S. Rare Earths, Inc. Company of that certain Secured Convertible Promissory Note dated September 13, 2012 (“Note”), a copy of which is attached hereto as Exhibit “A” of Holder’s exercise of its right to convert the entire principal and accrued interest into shares of the Company’s common stock.

Based on the unpaid principal of $650,000 of the Note plus accrued interest as of June 28, 2013 of $25,643.84, Holder is entitled to receive 675,644 shares of the Company Stock which are deemed restricted securities and will not be registered under the Securities Act of 1933.

Agreed this 28th day of June, 2013.

HOLDER:	COMPANY:

Unique Materials, LLC	U.S. Rare Earths, Inc.

By: /s/ Scott Chrimes	By: /s/ Kevin Cassidy
Scott Chrimes	Kevin Cassidy